Exhibit 4.1
AMENDMENT NO. 6 TO
AMENDED AND RESTATED CREDIT AGREEMENT

This amendment NO. 6 TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is dated as of December 7, 2017, and is entered into by and among LIBBEY GLASS INC., a Delaware corporation ("US Borrower"), LIBBEY EUROPE B.V., a limited liability company incorporated in The Netherlands ("Netherlands Borrower"; together with US Borrower, each a "Borrower" and collectively the "Borrowers"), the other Loan Parties party hereto, JPMORGAN CHASE BANK, N.A., as the Administrative Agent for the Lenders (as defined below) with respect to the US Loans (as defined in the Credit Agreement referred to below), J.P. MORGAN EUROPE LIMITED, as the Administrative Agent for the Lenders with respect to the Netherlands Loans (as such term is defined in the Credit Agreement referred to below), and the Lenders party hereto.
W I T N E S S E T H:
WHEREAS, Borrowers, the other Loan Parties party thereto, the lenders from time to time party thereto (the "Lenders"), and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of February 8, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms not otherwise defined herein have the definitions provided therefore in the Credit Agreement);
WHEREAS, Borrowers have requested that the Lenders agree to amend the Credit Agreement in certain respects, as more particularly set forth herein;
NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Amendments. Subject to the satisfaction of the conditions set forth in Section 2 below, and in reliance on the representations set forth in Section 3 below, the Credit Agreement is hereby amended as follows:

(a)New definitions of the terms set forth below are hereby inserted into Section 1.01 of the Credit Agreement in appropriate alphabetical order, as follows:

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

"Impacted Interest Period" has the meaning assigned to such term in the definition of "LIBO Rate".
"Interpolated Rate" means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided, that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
"LIBO Screen Rate" means, for any day and time, with respect to any Eurocurrency Borrowing for any applicable Interest Period or for any CBFR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
"NYFRB" means the Federal Reserve Bank of New York.
"Overnight LIBO Rate" means a rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for overnight deposits in dollars or Euros as displayed on the applicable Thomson Reuters screen page (currently page LIBOR01 or LIBOR02 (as applicable)) (or, in the event such rate does not appear on a page of the Thomson Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be reasonably selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day; provided that if an Overnight LIBO Rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
"Sixth Amendment" means that Amendment No. 6 to Amended and Restated Credit Agreement, dated as of the Sixth Amendment Effective Date, by and among Borrowers, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.
"Sixth Amendment Effective Date" means December 7, 2017.
"Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Revolving Lender in its capacity as the Swingline Lender and (b) the principal amount of all Swingline Loans made by such Revolving Lender in its capacity as the Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).
"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
(b)The definition of "Adjusted One Month LIBOR Rate" set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

"Adjusted One Month LIBOR Rate" means, for any day, an interest rate per annum equal to the sum of (i) 2.50% plus (ii) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day; provided further, that, if the LIBO Screen Rate at such time shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
(c)The definition of "CB Floating Rate" set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the phrase "for a one month Interest Period" in the first sentence thereof.

(d)The definition of "CBFR" set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

"CBFR", when used in reference to: (a) a rate of interest, refers to the CB Floating Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the CB Floating Rate.
(e)The definition of "Defaulting Lender" set forth in Section 1.01 of the Credit Agreement is hereby by (i) deleting the word "or" at the end of clause (e)(i) and inserting a "," in lieu thereof, (ii) deleting "." at the end of clause (e)(ii) and replacing it with the word "or" and (iii) inserting a new subclause (e)(iii) to read as set forth below:

(iii) has become the subject of a Bail-In Action or has had a parent company that has become the subject of a Bail-In Action.
(f)Clause (vi) of the definition of "EBITDA" set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(vi) non-recurring costs and expenses directly incurred in connection with any amendment or modification of this Agreement from time to time, with any amendment or modification of the Term Loan Obligations or any Refinancing Indebtedness with respect thereto from time to time, or any other incurrence of Indebtedness or refinancing modification or amendment thereof, in each case to the extent such Indebtedness is permitted hereunder, in an amount not to exceed $5,000,000 in the aggregate for this clause (vi) in any fiscal year (or such greater amount that the Administrative Agent may approve in its sole discretion), minus
(g)The definition of "Eurocurrency" set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the phrase "or another rate of interest reasonably determined by the Administrative Agent" at the end thereof.

(h)The definition of "Exchange Rate" set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

"Exchange Rate" means, with respect to Euros on a particular date, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with Euros in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the "ask price", or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).
(i)The definition of "Federal Funds Effective Rate" set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

"Federal Funds Effective Rate" means, for any day, the rate calculated by the NYFRB based on such day's federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(j)The definition of "LIBO Rate" set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

"LIBO Rate" means, with respect to any Eurocurrency Borrowing for any applicable Interest Period or for any CBFR Borrowing, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an "Impacted Interest Period"), then the LIBO Rate shall be the Interpolated Rate, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error). Notwithstanding the above, to the extent that "LIBO Rate" or "Adjusted LIBO Rate" is used in connection with a CBFR Borrowing, such rate shall be determined as modified by the definition of Adjusted One Month LIBOR Rate.
(k)The definition of the term "Maturity Date" set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

"Maturity Date" means December 7, 2022, or any earlier date on which the Commitments are permanently reduced to zero or otherwise terminated pursuant to the terms hereof; provided that unless either (x) the Stated Maturity of all of the Term Loan Obligations is extended to a date on or after March  7, 2023 (without any increase to the scheduled amortization payments measured as a percentage of the outstanding Term Loan Obligations during the extended period in the case of such an extension) or (y) the Term Loan Obligations are refinanced in full by Refinancing Term Loan Indebtedness permitted under the Credit Agreement with a Stated Maturity on or after March  7, 2023, then as of (and after) January 9, 2021 "Maturity Date" shall mean January 9, 2021 (or any earlier date on which the Commitments are permanently reduced to zero or otherwise terminated pursuant to the terms hereof).
(l)The definition of the term "Netherlands Secured Obligations" set forth in Section 1.01 of the Credit Agreement is hereby amended by (i) replacing the reference to "three Business Days" set forth therein with a reference to "ten Business Days" and (ii) replacing the reference to "(or within 30 days of the Effective Date with respect to Swap Obligations that were incurred prior to the Effective Date)" set forth therein with a reference to "(or on or prior to the Sixth Amendment Effective Date with respect to Swap Obligations that were incurred prior to the Sixth Amendment Effective Date)".

(m)The definition of the term "Netherlands Swingline Rate" set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.

(n)The definition of the term "Prime Rate" set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety:

"Prime Rate" means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
(o)The definition of "Statutory Reserve Rate" set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Euro Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
(p)The definition of the term "US Borrowing Base" set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the reference to "$70,000,000" therein and inserting "$75,000,000" in lieu thereof.

(q)The definition of the term "US Secured Obligations" set forth in Section 1.01 of the Credit Agreement is hereby amended by (i) replacing the reference to "three Business Days" set forth therein with a reference to "ten Business Days" and (ii) replacing the reference to "(or within 30 days of the Effective Date with respect to Swap Obligations that were incurred prior to the Effective Date)" set forth therein with a reference to "(or on or prior to the Sixth Amendment Effective Date with respect to Swap Obligations that were incurred prior to the Sixth Amendment Effective Date)".

(r)Section 1.04 of the Credit Agreement is hereby amended by adding the following two sentences at the end thereof:

Notwithstanding anything to the contrary herein, all obligations (regardless of whether in existence as of the Sixth Amendment Effective Date or entered into after that date) that are or would (if they were in existence as of the Sixth Amendment Effective Date) be treated as operating leases under the methods of accounting implemented by Holdings and its Subsidiaries in accordance with GAAP as of the Sixth Amendment Effective Date shall, for purposes of determining compliance with any covenant contained herein or otherwise making any financial calculations contemplated herein, be treated from and after the Sixth Amendment Effective Date in the same manner, regardless of any change to the accounting for leases required under FASB Accounting Standards Update No. 2016-02 dated February 2016 regarding Leases (Topic 842).  For the avoidance of doubt, any lease liability recorded on the consolidated balance sheet of Holdings and its Subsidiaries after the Sixth Amendment Effective Date with respect to any obligation treated as an operating lease under the previous sentence shall, consistent with current accounting treatment regarding operating leases, be disregarded for purposes of determining compliance with any covenant contained herein or otherwise making any financial calculations contemplated herein.
(s)Section 2.02(b) of the Credit Agreement is hereby amended by replacing the reference to "the Netherlands Swingline Rate" set forth therein with a reference to "the Overnight LIBO Rate".

(t)Clause (i) of Section 2.05(a) of the Credit Agreement is hereby amended by deleting the reference to "$15,000,000" therein and inserting "$10,000,000" in lieu thereof.

(u)Clause (x) of the proviso at the end of the first sentence of Section 2.05(a) of the Credit Agreement is hereby amended by deleting the reference to "$7,500,000" therein and inserting "5,000,000" in lieu thereof.

(v)Clause (y) of the proviso at the end of the first sentence of Section 2.05(a) of the Credit Agreement is hereby amended by replacing the reference to "the Netherlands Swingline Rate" set forth therein with a reference to "the Overnight LIBO Rate".

(w)Section 2.06(b) of the Credit Agreement is hereby amended by replacing the reference to "(i) the LC Exposure shall not exceed $30,000,000" set forth therein with a reference to "(i) the LC Exposure shall not exceed $15,000,000".

(x)Section 2.10(b) of the Credit Agreement is hereby amended by deleting the reference to "Swing Line Loans" therein and inserting "Swingline Loans" in lieu thereof.

(y)Section 2.11(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c)    In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by any Loan Party, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds to the extent that (i) a Default or Event of Default has occurred and is continuing at the time of such disposition or casualty, (ii) a Restriction Period with respect to Article VII of the US Security Agreement is in effect at the time of such disposition or casualty, or (iii) to the extent that after giving effect to any sale or disposition or casualty event removing any assets that are the subject thereof from the Borrowing Base to the extent included in the Borrowing Base prior to such sale or casualty, a Restriction Period would, following the passage of three consecutive days and the provision of notice by the Administrative Agent to cause a Restriction Trigger Event, be in effect with respect to Article VII of the US Security Agreement; provided further that any Net Proceeds received in respect of a Prepayment Event arising with respect to assets of the Netherlands Borrower or any of its Subsidiaries organized under the laws of the Netherlands shall only be applied to the mandatory prepayment of the Netherlands Loans.
(z)Section 2.11(d) of the Credit Agreement is hereby amended by deleting the reference to "Swing Line Loans" therein and inserting "Swingline Loans" in lieu thereof.

(aa)Section 2.14 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 2.14    Alternative Rate of Interest.
(a)    If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and any such Eurocurrency Borrowing shall be repaid or, if denominated in dollars, converted into a CBFR Borrowing on the last day of the then current Interest Period applicable thereto and, in the case of a Eurocurrency Borrowing denominated in Euros, such Borrowing shall thereafter bear interest at the rate of interest as described in clause (C) below, (B) if any request for a Borrowing requests a Eurocurrency Borrowing denominated in dollars, such Borrowing shall be made as a CBFR Borrowing and (C) if any request for a Borrowing requests a Eurocurrency Borrowing denominated in Euros, such Borrowing shall be made as a Borrowing bearing interest at an interest rate reasonably determined by the Administrative Agent to compensate the applicable Lenders for such Borrowing in Euros for the applicable period.
(b)     If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower Representative shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, and (y) if any request for a Borrowing requests a Eurocurrency Borrowing denominated in dollars, such Borrowing shall be made as a CBFR Borrowing, and if any request for a Borrowing requests a Eurocurrency Borrowing denominated in Euros, such Borrowing shall be made as a Borrowing bearing interest at an interest rate reasonably determined by the Administrative Agent to compensate the applicable Lenders for such Borrowing for the applicable period; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
(bb)    Section 3.05(a) of the Credit Agreement is hereby amended by replacing the reference to "As of the Fifth Amendment Effective Date" set forth therein with a reference to "As of the Sixth Amendment Effective Date".

(cc)    Section 3.14 of the Credit Agreement is hereby amended by replacing each reference to "the Fifth Amendment Effective Date" set forth therein with a reference to "the Sixth Amendment Effective Date".

(dd)    Section 3.15 of the Credit Agreement is hereby amended by replacing the reference to "the Fifth Amendment Effective Date" set forth therein with a reference to "the Sixth Amendment Effective Date".

(ee)    Article III of the Credit Agreement is hereby amended by adding a new Section 3.24 (EEA Financial Institutions) thereto as follows:

SECTION 3.24    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
(ff)    Section 6.04(o) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(o)    other Investments so long as after giving effect thereto, the Payment Conditions are Satisfied; provided that if such Investment is an acquisition of all or substantially all assets of a Person or of the equity interests of a Person such that such Person shall become a Subsidiary, it shall be required to satisfy the conditions set forth in the definition of Permitted Acquisition.
(gg)    Section 6.05(g) of the Credit Agreement is hereby amended by deleting the reference to "$15,000,000" therein and inserting "$35,000,000" in lieu thereof.

(hh)    Section 9.02(b) of the Credit Agreement is hereby amended by deleting the reference to "Neither" at the beginning of such section and inserting the following in lieu thereof:

"Subject to Section 2.14(b), neither"
(ii)    Section 9.02(b) of the Credit Agreement is hereby amended by replacing the parenthetical "(it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Swingline Lender and the Issuing Bank)" with a reference to "(it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Swingline Lender and the Issuing Bank and that any increase to the limit on LC Exposure set forth in Section 2.06(b)(i) shall require the consent of the Issuing Bank)".

(jj)    Article IX of the Credit Agreement is hereby amended by adding a new Section 9.24 (Acknowledgment and Consent to Bail-In of EEA Financial Institutions) thereto as follows:

SECTION 9.24    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
(kk)    Schedule 3.05 (Properties), Schedule 3.14 (Insurance) and Schedule 3.15 (Capitalization and Subsidiaries), Schedule 6.01 (Existing Indebtedness), Schedule 6.02 (Existing Liens), Schedule 6.04 (Existing Investments) and Schedule 6.10 (Existing Restrictions) to the Credit Agreement are amended and restated in their entirety in the forms of Schedule 3.05, Schedule 3.14, Schedule 3.15, Schedule 6.01, Schedule 6.02, Schedule 6.04 and Schedule 6.10 attached hereto as Annex I.

2.Conditions to Effectiveness. The effectiveness of this Amendment is subject to the following conditions precedent (unless specifically waived in writing by the Administrative Agent), each to be in form and substance reasonably satisfactory to the Administrative Agent:

(a)the Administrative Agent shall have received a fully executed copy of this Amendment executed by all of the Lenders, Borrowers and the other Loan Parties party hereto;

(b)the Administrative Agent shall have received each of the additional documents, instruments and agreements listed on the Closing Checklist attached hereto as Annex II (other than such documents, instruments and agreements that are identified as post-closing items), each in form and substance reasonably satisfactory to the Administrative Agent;

(c)the Administrative Agent shall have received the amendment fee referenced in Section 6 below and such other fees set forth in any fee letter entered into between US Borrower and the Administrative Agent in connection with this Amendment (including by virtue of debiting such amendment fee from the US Borrower's operating account as authorized by the US Borrower) and shall have been reimbursed for all reasonable out-of-pocket costs, fees and expenses incurred by the Administrative Agent in connection with the preparation, execution, administration or enforcement of this Amendment to the extent invoiced; and

(d)no Default or Event of Default shall have occurred and be continuing after giving effect to, this Amendment and the transactions contemplated hereby to occur on the Sixth Amendment Effective Date.

3.Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Amendment, each Borrower and each other Loan Party represents and warrants to the Administrative Agent and Lenders that:

(a)the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of each Borrower and each other Loan Party and that this Amendment has been duly executed and delivered by each Borrower and each other Loan Party;

(b)after giving effect to the consummation of the transactions contemplated by this Amendment, each of the representations and warranties of the Borrowers and each of the other Loan Parties set forth in the Credit Agreement (as amended by this Amendment) and each of the other Loan Documents, are true and correct in all material respects as of the date hereof (except to the extent they relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date), except for any representations that are qualified as to materiality or Material Adverse Effect within the text thereof, which are true and correct in all respects as of the date hereof (except to the extent they relate to an earlier date, in which case they shall have been true and correct in all respects as of such earlier date);

(c)after the consummation of the transactions contemplated by this Amendment, and after giving effect to this Amendment and the transactions contemplated hereby to occur on the Sixth Amendment Effective Date, no Default or Event of Default has occurred and is continuing;

(d)this Amendment constitutes the legal, valid and binding obligation of each Borrower and each other Loan Party and is enforceable against each Borrower and each other Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity; and

(e)the execution and delivery by each Borrower and each other Loan Party of this Amendment, does not conflict with, and is permitted by, the Term Loan Agreement.

4.Agreement Regarding Certain Amendments to Interest Rate Provisions. Each of the parties hereto hereby agree that, notwithstanding anything contained in this Amendment or the Credit Agreement (as amended hereby) to the contrary, each amendment or portion thereof (but solely the portion thereof providing for a zero floor) contained in Section 1 of this Amendment which provides for a zero floor with respect to determination of the applicable interest rate (i.e. if the applicable interest rate is less than zero, such rate shall be deemed to be zero) shall not be effective solely with respect to Eurocurrency Borrowings denominated in Euros outstanding as of the Sixth Amendment Effective Date during the period from the Sixth Amendment Effective Date through March 31, 2018 (but shall be effective for all other purposes through March 31, 2018 and shall be effective for all purposes after March 31, 2018).

5.Post-Closing Covenant. To induce the Administrative Agent and the Lenders to enter into this Amendment and in consideration thereof, Borrowers and the other Loan Parties hereby covenant and agree as follows:

(a)the Loan Parties shall, within ninety (90) days after the date hereof (or such later date as may be agreed to by the Administrative Agent in its sole discretion), (i) with respect to the real property owned by US Borrower in Lucas County, Ohio subject to an existing Mortgage in favor of the Administrative Agent, (a) cause a Fifth Amendment to Open-End Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing with respect to such existing Mortgage, in form and substance reasonably satisfactory to the Administrative Agent, to be executed and delivered to the Administrative Agent and recorded in the real estate records of Lucas County, Ohio and deliver evidence of same to the Administrative Agent, and (b) deliver a date down endorsement in form and substance satisfactory to the Administrative Agent with respect to the Administrative Agent's title insurance policy with respect to its Mortgage on such real property, and (ii) with respect to the real property owned by US Borrower in Caddo Parish, Louisiana subject to an existing Mortgage in favor of the Administrative Agent, (a) cause a Fifth Amendment to Mortgage, Security Agreement and Assignment of Leases and Rents with respect to such existing Mortgage, in form and substance reasonably satisfactory to the Administrative Agent, to be executed and delivered to the Administrative Agent and recorded in the real estate records of Lucas County, Ohio and deliver evidence of same to the Administrative Agent, and (b) deliver a date down endorsement in form and substance satisfactory to the Administrative Agent with respect to the Administrative Agent's title insurance policy with respect to its Mortgage on such real property. Borrowers and the Loan Parties acknowledge and agree that the failure by Borrowers and the Loan Parties to satisfy any of the foregoing covenants shall constitute an Event of Default under the Credit Agreement; and

(b)the Loan Parties, shall (i) within 60 days after the date hereof (or such later date as may be agreed to by the Administrative Agent in its sole discretion) deliver the collateral questionnaire in the form mutually agreed to between the Administrative Agent and Borrowers on or prior to the date hereof, and (ii) within 120 days after the date hereof (or such later date as may be agreed to by the Administrative Agent in its sole discretion) as requested by the Administrative Agent (a) deliver all supplemental pledge deeds, additional pledge deeds or other security agreements in form and substance satisfactory to the Administrative Agent to create a security interest or Lien over the Netherlands Collateral in favor of the Administrative Agent and (b) deliver, to the extent required by or consistent with the Netherlands Security Agreements (A) evidence of filing the relevant supplemental pledge deeds, additional pledge deeds and/or security agreements with the Dutch Tax Authorities and/or with or in any IP register, land registry or other relevant register, (B) all notices to be sent in accordance with the Netherlands Security Agreements and (c) take all such other steps in order to perfect the security interest or Lien as requested by the Administrative Agent, in each case, in respect of this clause (ii), to the extent such documentation has not been so delivered or such steps have not been so taken prior to the date hereof.

6.Amendment Fee. In consideration of the agreements of the Lenders set forth herein, US Borrower hereby agrees to pay an amendment fee on the date hereof (which shall be due and payable, fully-earned and non-refundable on the date hereof) in the amount of $175,000 to the Administrative Agent for the pro rata benefit of the Lenders in accordance with their Revolving Commitments as of the date hereof, and authorizes the Administrative Agent to debit amendment fee from the operating account of US Borrower maintained at JPMorgan Chase Bank, N.A. on the date hereof.

7.Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

8.References; Loan Document. Any reference to the Credit Agreement contained in any Loan Document or any other document, instrument or agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment. It is acknowledged and agreed that this Amendment constitutes a Loan Document.

9.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Delivery by telecopy or electronic portable document format (i.e., "pdf") transmission of executed signature pages hereof from one party hereto to another party hereto shall be deemed to constitute due execution and delivery by such party.

10.Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Credit Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement and each of the other Loan Documents are ratified and confirmed and shall continue in full force and effect. Each Loan Party hereby acknowledges and agrees that, unless otherwise expressly agreed to in writing by the Administrative Agent, all Liens on the Collateral created under Loan Documents in favor of the Administrative Agent shall continue in full force and effect after giving effect to this Amendment.

11.Confirmation by each pledgor and mortgagor under the Netherlands Security Agreements. Each pledgor and mortgagor under each Netherlands Security Agreement hereby confirms that (a) all Obligations of such pledgor or mortgagor under the Credit Agreement after giving effect to this Amendment shall continue to constitute (i) Netherlands Secured Obligations and (ii) "Parallel Debt" (as defined in the Netherlands Security Agreement) of such pledgor or mortgagor under the applicable Netherlands Security Agreement, (b) nothing contained in this Amendment shall affect any security right under any Netherlands Security Agreement and, after giving effect to this Amendment, all of such security rights shall continue in full force and effect, and (c) each Netherlands Security Agreement shall continue to secure the relevant Netherlands Secured Obligations included in each Netherlands Security Agreement as such Netherlands Secured Obligations may have been or may be amended, restated, supplemented, increased, varied or otherwise altered, under this Amendment.

12.Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of laws other than those of the State of New York. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

BORROWERS:

LIBBEY GLASS INC.

By:	/s/ Susan Allene Kovach
Name:	Susan Allene Kovach
Title:	Vice President, General Counsel, and Secretary

LIBBEY EUROPE B.V.

By:	/s/ Susan Allene Kovach
Name:	Susan Allene Kovach
Title:	Authorized Representative

Signature Page to Amendment No.6 to Amended and Restated Credit Agreement

OTHER LOAN PARTIES:

LIBBEY INC.
LGA3 CORP.
THE DRUMMOND GLASS COMPANY
LGA4 CORP.
SYRACUSE CHINA COMPANY
LGFS INC.
WORLD TABLEWARE INC.
LGC CORP.
LGAC LLC
LIBBEY.COM LLC
LGAU CORP.

Each By:	/s/ Susan Allene Kovach
Name:	Susan Allene Kovach
Title:	Vice President, General Counsel, and Secretary

Signature Page to Amendment No.6 to Amended and Restated Credit Agreement

LIBBEY INTERNATIONAL C.V.
B.V. KONINKLIJKE NEDERLANDSE
GLASFABRIEK LEERDAM
LIBBEY EUROPE FINANCE COMPANY B.V.
LIBBEY MEXICO HOLDINGS B.V.

Each By:	/s/ Susan Allene Kovach
Name:	Susan Allene Kovach
Title:	Authorized Representative

Signature Page to Amendment No.6 to Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender and as
Administrative Agent with respect to the US Loans

By:	/s/ Katherine Meadows
Name:	Katherine Meadows
Title:	Authorized Officer

JPMORGAN EUROPE LIMITED, as a Lender and as
Administrative Agent with respect to the US Loans

By:	/s/ Kennedy A. Capin
Name:	Kennedy A. Capin
Title:	Authorized Officer

Signature Page to Amendment No.6 to Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., LONDON
BRANCH, as a Lender

By:	/s/ Kennedy A. Capin
Name:	Kennedy A. Capin
Title:	Authorized Officer

Signature Page to Amendment No.6 to Amended and Restated Credit Agreement

CITIBANK, N.A.,
as a Lender

By:	/s/ Christopher Marino
Name:	Christopher Marino
Title:	Vice President and Director

Signature Page to Amendment No.6 to Amended and Restated Credit Agreement

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Ritam Bhalla
Name:	Ritam Bhalla
Title:	Director

Signature Page to Amendment No.6 to Amended and Restated Credit Agreement

FIFTH THIRD BANK,
as a Lender

By:	/s/ Jeffrey S. Cox
Name:	Jeffrey S. Cox
Title:	Vice President

Signature Page to Amendment No.6 to Amended and Restated Credit Agreement